AMENDMENT TO PURCHASE AND SALE AGREEMENT
                    ----------------------------------------



         This Amendment to Purchase and Sale Agreement (the "Amendment") is made as of January 13, 1997 by and among ORTHOLOGIC CORP., a Delaware corporation ("Buyer") and TORONTO MEDICAL CORP., an Ontario corporation ("Seller").

         1. Amendment and Effective Date. This Amendment, which shall be effective as of January 13, 1997, amends the Purchase and Sale Agreement made as of December 30, 1996 by and among Buyer and Seller (the "Agreement"). Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect.

         2. Definitions. The defined terms in the Agreement shall have the same meanings in this Amendment.

         3. Amendments. The amendments to the Agreement, which shall be effective immediately, shall be as set forth in this Section 3.

                  a. Section 1.18 of the Agreement shall be revised in its entirety to read as follows:

                  ""Closing Date" shall mean the earlier to occur of the date of the coming into existence of a final unappealable order approving (i) the Plan of Reorganization or (ii) the Section 363 Sale, each as contemplated in Sections 2.13 and 6.5 hereof. Such Plan of Reorganization or Section 363 Sale must be so approved on or before March 15, 1997, provided, however, that Seller, for reasons related to the Plan of Reorganization or Section 363 Sale, may extend the Closing Date to a date not later than May 15, 1997."

                  b. Section 1.21 of the Agreement shall be revised in its entirety to read as follows:

                  ""Contracts" shall mean all of the agreements whether written, oral or implied, under which Seller conducts the Business which are listed and described on Schedule 1 hereto, except for the Retained Contracts and any contracts rejected in connection  with the Plan of  Reorganization  or  Section  363
                  Sale."

                  c. Section 1.51 of the Agreement shall be revised in its entirety to read as follows:

                  ""Plan of Reorganization" shall mean that certain Plan of Reorganization for USORTHO and TMI filed with the Colorado Court on October 18, 1996, as amended, if amended as contemplated in Section 6.5 hereof or as required in connection with the Section 363 Sale."

                  d. Subsection (a) of Section 1.64 (Retained Liabilities) of the Agreement shall be revised in its entirety to read as follows:

                  "(a) all employment, agency, authorized distributor and other contracts of TMI and/or USORTHO, unless specifically assumed and assigned by Buyer in writing;"

                  e. The first sentence of Section 2.2 (Payment of Purchase Price) shall be revised in its entirety to read as follows:

                  "At the Closing, Buyer shall pay the Purchase Price to TMI and/or USORTHO or as they may otherwise direct in writing at the Closing, in accordance with the Plan of Reorganization or
                  Section 363 Sale, in payment of the purchase of the US Purchased Assets and the Purchased Assets, via bank cashier's check or wire transfer."

                  f. The following shall be added to the Agreement as Section 2.13:

                  "Section 363 Sale. Buyer and Seller shall take all necessary action to effect a Section 363 Sale, in accordance with the terms of Section 6.5 hereto. If such Section 363 Sale is not approved by the Colorado Court, an amended Plan of Reorganization may be filed with the Colorado Court in accordance with the terms of Section 6.5 hereto, and if an objection is or may be raised to the Section 363 Sale, an amended Plan of Reorganization may be so filed."

                  g.  Subsection  (a)  of  Section  5.9   (Cooperation)  of  the
Agreement shall be revised in its entirety to read as follows:

                  "(a) fully cooperate with each other and their respective legal counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement including, without limitation, in connection with the preparation, filing and confirmation of the amended Plan of Reorganization or Section 363 Sale contemplated in Sections
                  2.13 and 6.5 hereof;"

                  h. The following shall be added to the Agreement as Section 6.11.

                  "Simultaneous Closings. The Closing under this Agreement shall occur on the date of the coming into existence of a final unappealable order approving the Section 363 Sale or the Plan of Reorganization described in Sections 2.13 and 6.5 hereof."

         4.   Authorization  and  Signatures.   By  signing  below,  each  party
represents that this Amendment has been duly authorized and constitutes an agreement by which it is bound.

         IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as of January 13, 1997 by their respective officers thereunto duly authorized.

                                             ORTHOLOGIC CORP.



                                             By: /s/ Nicholas A. Skaff
                                               ---------------------------------
                                                  Name: Nicholas A. Skaff
                                                  Title: Vice President



                                             TORONTO MEDICAL CORP.



                                             By: /s/ John Saringer
                                               ---------------------------------
                                                  Name: John Saringer
                                                  Title: Chairman and CEO
                                        4